EXHIBIT 99.(6)(d)

Form of Amended Schedule A
to the
Sub-Advisory Agreement
by and between
Carillon Tower Advisers, Inc.
and
Tidal Investments LLC

Fund Names	Fee Rate (Basis Points)

RJ Chartwell Premium Income ETF	2 bps

RJ Eagle GCM Dividend Select Income ETF	2 bps
RJ ClariVest Capital Appreciation ETF	2 bps

Dated:  [  ], 2026